Exhibit 99.1

November 20, 2015

PetroShare Corp. Closes $4.6 million public offering; approved for trading on OTCQB

DENVER – (Marketwired – November 20, 2015) – PetroShare Corp. (OTCQB: PRHR), an oil and natural gas producer headquartered in Centennial, Colorado, is pleased to announce the closing of its initial public offering of 4,600,000 shares of common stock at a price of $1.00 per share on November 19, 2015. The gross proceeds of the offering were $4.6 million before deducting underwriting discounts and commission and other offering expenses. PetroShare intends to use the net proceeds from the offering to acquire additional oil and gas leases and implement its drilling program in the Wattenberg Field of northeast Colorado.

PetroShare Corp. was notified today that its application to have its common stock quoted on OTCQB of OTCLink ("OTCQB") was approved. As a result, the Company's stock will be available for trading on November 23, 2015 under the symbol PRHR.

Noble Financial Capital Markets acted as the underwriter for the offering.

Stephen Foley, Chief Executive Officer of the Company stated, "This is a tremendous step for our company and we look forward to acquiring more acreage and initiating our drilling program in the near future."

A registration statement relating to these securities was filed with the Securities and Exchange Commission and became effective on November 12, 2015. This offering is being made only by means of a prospectus. Copies of the final prospectus may be accessed through the SEC's website at www.sec.gov or obtained from PetroShare Corp.at its principal business address.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT PETROSHARE CORP.

PetroShare Corp. is a domestic oil and natural gas exploration and development company based in Centennial, Colorado. PetroShare targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara / Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado.

CONTACT INFORMATION

For further information contact:
PetroShare Corp.
Tel: (303) 500-1160
Fax: (303) 770-6885